Exhibit 99.3

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

Effective November 1, 2009, MasTec purchased all of the issued and outstanding membership interests of Precision Pipeline, LLC and Precision Transport Company, LLC (together, “Precision”) for an aggregate purchase price, subject to adjustment, composed of (i) approximately $132 million in cash, (ii) the assumption of approximately $34 million of Precision’s debt and (iii) a five-year earn-out equal to 40% of Precision’s EBITDA (as defined in the Purchase Agreement) for the last two months of 2009 and 30% of Precision’s annualized EBITDA in excess of $35 million for the remainder of the earn-out period, payable, at MasTec’s option, in cash or, under certain circumstances, shares of MasTec’s common stock or a combination thereof. In order to provide a portion of the funding of the transaction, MasTec issued $100 million 4.25% senior convertible notes due in 2014.

The financial statements of “Precision” referred to in this unaudited pro forma combined condensed financial data are the consolidated financial statements of PPL Management, Inc, of which Precision Pipeline LLC was a 98% owned subsidiary, and their related entities, Precision Transport Company, LLC, and Precision Land Company, LLC. MasTec did not acquire PPL Management, Inc. or Precision Land Company, LLC, or their assets or operations. PPL Management’s operations are substantially limited to employing certain management and administrative personnel, all of whom were transferred to Precision as part of the Precision acquisition.

The unaudited pro forma combined condensed financial statements of MasTec and Precision as of and for the nine months ended September 30, 2009 have been prepared from our unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2009, and the unaudited financial statements of Precision as of and for the nine months ended September 30, 2009. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2008 has been prepared from our audited consolidated financial statements for the year ended December 31, 2008 and the audited financial statements of Precision for the year ended December 31, 2008.

The unaudited pro forma combined condensed financial statements have been prepared on a basis to reflect the acquisition of Precision as if these transactions occurred as of January 1, 2008 and 2009 for the statements of operations and as if the acquisition of Precision had been completed as of September 30, 2009 for the balance sheet.

The pro forma adjustments are preliminary due to the recent closing of the acquisition and have been made solely for purposes of developing the pro forma financial information necessary to comply with the requirements of the Commission. The impact of the acquisition on the actual results reported by the combined company in periods following the acquisition may differ significantly from that reflected in these pro forma financial statements for a number of reasons. As a result, the pro forma information is not necessarily indicative of what the combined company’s financial condition or results of operations would have been had the acquisition been completed on the applicable dates of this pro forma financial information. In addition, the pro forma financial information does not purport to project the future financial condition and results of operations of the combined company.

You should read these unaudited pro forma combined condensed financial statements in conjunction with (i) our audited consolidated financial statements as of and for the year ended December 31, 2008 and our interim unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2009, and (ii) the audited financial statements of Precision for the three years ended December 31, 2008 incorporated by reference from our Current Report on Form 8-K filed with the Commission on November 4, 2009 and the unaudited financial statements of Precision as of and for the nine months ended September 30, 2009, included in this Current Report on Form 8-K/A.

The pro forma adjustments are based on preliminary estimates, available information and certain assumptions, and may be revised as additional information becomes available. The unaudited pro forma combined condensed financial statements do not reflect any adjustments for non-recurring items or anticipated synergies resulting from the acquisition. The pro forma

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adjustments are more fully described in the notes to the unaudited proforma combined condensed financial statements. The pro forma financial information is based on assumptions and adjustments, including assumptions related to the allocation of the purchase price to the underlying tangible and intangible assets and liabilities acquired from Precision based on their respective fair market values. The final purchase price allocation will differ from that reflected in the pro forma financial statements after valuation procedures and amounts recorded in connection with the purchase price allocation are finalized. The impact of such changes could be material. The purchase price allocation included in the pro forma financial information is based on information that was available to the management of MasTec and Precision at the time this pro forma financial information was prepared.

Accordingly, the pro forma adjustments have been prepared based on assumptions that we believe are reasonable, but that are subject to change once additional information becomes available and the preliminary purchase price allocation is finalized.

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MASTEC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

SEPTEMBER 30, 2009

(in thousands)

	Historical MasTec	Historical Precision	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$95,316	$61,175	$100,000	(a)	$112,265
			(3,700)	(h)
			(131,928)	(b)
			(1,561)	(c)
			(6,587)	(d)
			(450)	(e)
Accounts receivable, costs and earnings in excess of billings and retainage, net of allowance	274,574	62,181	(127)	(e)	336,628
Inventories	31,774	—			31,774
Deferred income taxes, net	875	—			875
Prepaid expenses and other current assets	22,271	7,515	(116)	(e)	29,670

Total current assets	424,810	130,871	(44,469)		511,212

Property and equipment, net	146,783	63,337	(5,431)	(f)	202,745
			(1,944)	(e)
Goodwill and other intangibles, net	437,653	—	111,636	(g)	549,289

Deferred income taxes, net	17,430	—			17,430
Securities available for sale	23,748	—			23,748
Other assets	28,689	1,501	10,131	(e)	44,021
			3,700	(h)

Total Assets	$1,079,113	$195,709	$73,623		$1,348,445

Current liabilities:
Current maturities of long-term debt	$15,043	$16,939	$(1,561)	(c)	$30,421

Accounts payable and other accrued expenses	182,809	96,482	(541)	(e)	278,750
Other current liabilities	56,882	—	19,550	(i)	76,432

Total current liabilities	254,734	113,421	17,448		385,603

Other liabilities	25,862	—	18,050	(i)	43,912
Long-term debt	294,653	21,621	100,000	(a)	415,066
			(1,208)	(e)

Total liabilities	575,249	135,042	134,290		844,581

Controlling interest:
Preferred stock	—	—			—
Common stock	7,578	—			7,578
Capital surplus/Members’ equity	627,713	58,817	(68,061)	(j)	627,713
			9,244	(e)
Accumulated deficit	(121,224)	—			(121,224)

Accumulated other comprehensive loss	(10,203)	—			(10,203)

Total controlling interest	503,864	58,817	(58,817)		503,864

Non-controlling interest	—	1,850	(1,850)	(j)	—

Total shareholders’ equity	503,864	60,667	(60,667)		503,864

Total liabilities and shareholders’ equity	$1,079,113	$195,709	$73,623		$1,348,445

See accompanying notes

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MASTEC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2009

(in thousands)

	Historical MasTec	Historical Precision	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,127,221	$163,478	$(2,513)	(e)	$1,288,186

Cost of revenue, excluding depreciation	954,214	119,282			1,073,496
Depreciation and amortization	32,147	8,388	7,595	(k)	48,130

General and administrative expenses	71,619	3,735	(2,573)	(e)	72,901
			120	(l)
Interest, net	17,312	1,273	3,188	(m)	22,331
			3	(e)
			555	(n)
Other (income) expense, net	(1,636)	(13)			(1,649)

Income from continuing operations before non-controlling interest and income taxes	53,565	30,813	(11,401)		72,977

Income tax (provision) benefit	(1,001)	(71)	(3,983)	(o)	(5,055)
Non-controlling interest	—	(29)	29	(q)	–

Income (loss) from continuing operations	$52,564	$30,713	$(15,355)		$67,922

Earnings per share from continuing operations:
Basic earnings per share	$0.69				$0.90
Fully diluted earnings per share	$0.68				$0.84	(p)

Shares outstanding – basic	75,645				75,645
Shares outstanding – diluted	79,784				86,244	(p)

See accompanying notes

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MASTEC, INC.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2008

(in thousands)

	Historical MasTec	Historical Precision	Pro Forma Adjustments		Pro Forma Combined
Revenue	$1,378,663	$506,959	$(2,892)	(e)	$1,882,730

Cost of revenue, excluding depreciation	1,180,310	407,323	(45)	(e)	1,587,588
Depreciation and amortization	28,465	8,674	9,273	(k)	46,412

General and administrative expenses	88,585	4,333	(2,696)	(e)	90,382
			160	(l)
Interest, net	14,758	838	4,250	(m)	20,497
			(89)	(e)
			740	(n)
Other (income) expense, net	(927)	34	(22)	(e)	(915)

Income from continuing operations before non-controlling interest and income taxes	67,472	85,757	(14,463)		138,766

Income tax (provision) benefit	(870)	(38)	18	(e)	(890)

	66,602	85,719	(14,445)		137,876

Non-controlling interest	—	(2,408)	2,408	(q)	—

Income (loss) from continuing operations	$66,602	$83,311	$(12,037)		$137,876

Earnings per share from continuing operations:
Basic earnings per share	$0.98				$2.03
Fully diluted earnings per share	$0.97				$1.89	(p)

Shares outstanding – basic	67,983				67,983
Shares outstanding – diluted	68,916				75,376	(p)

See accompanying notes

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NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following pro forma adjustments are included in the unaudited pro forma combined condensed balance sheet:

a)	Reflects the cash proceeds and long term debt associated with the issuance of $100 million in aggregate principal of the 4.25% senior convertible notes due in 2014.

b)	Cash paid to the Sellers as purchase price consideration.

c)	Reflects the portion of Precision’s debt paid off in connection with the acquisition.

d)	Reflects cash distributed to the Sellers resulting from working capital in excess of the $9 million minimum working capital requirement at September 30, 2009 as set forth in the purchase agreement. As a result of actual cash and working capital balances, approximately $42 million was distributed to the Sellers at closing in November 2009.

e)	Reflects the elimination of PPL Management and Precision Land, included in Precision’s consolidated financial statements, as these amounts relate to entities not included in the acquisition.

f)	Adjustment to record the estimated fair value of Precision’s property and equipment at the date of acquisition.

g)	To record preliminary estimate of goodwill and identifiable intangible assets from the acquisition of Precision as follows:

Customer contracts	$14,500
Covenants not-to-compete	1,800
Goodwill	95,336

$111,636

h)	To record deferred financing costs associated with the issuance of $100 million in aggregate principal of the 4.25% senior convertible notes due in 2014.

i)	To record the estimated fair value of future earn-out payments to be made to the Sellers.

j)	Elimination of Precision’s pre-acquisition equity balances.

The following pro forma adjustments are included in the unaudited pro forma combined condensed statements of operations:

k)	Reflects preliminary estimated amortization of identifiable intangible assets. Customer contracts are amortized on an accelerated basis to match the utilization of related benefits, and the covenants not-to-compete are amortized on a straight-line basis over the term of the agreement.

l)	Incremental rent expense to be paid to Precision Land previously included in Precision’s consolidated financial statements, but not acquired by MasTec.

m)	Incremental interest expense on $100 million in aggregate principal of the 4.25% senior convertible notes at a rate of 4.25% per annum.

n)	Amortization of deferred financing costs.

o)	Reflects incremental income tax expense as MasTec’s valuation allowance is fully utilized by the additional pro forma net income resulting from the Precision acquisition.

p)	Diluted earnings per share is calculated on the “if-converted” method and reflects the potential dilution that could occur if restricted stock awards, stock options, convertible notes or other securities to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of MasTec. Solely for the purpose of calculating diluted EPS, interest expense of $4,306 and $4,410 was added back to net income for the year ended December 31, 2008 and the nine months ended September 30, 2009, respectively.

q)	Reflects the elimination of the non-controlling interest in Precision as MasTec purchased 100% of the companies acquired.

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